UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 12, 2010

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15295 (Commission File Number)	25-1843385 (I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360-2362 (Zip Code)
Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 12, 2010, Teledyne Technologies Incorporated (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchaser signatories thereto providing for a private placement of $250 million in aggregate principal amount of senior unsecured notes to be issued on September 15, 2010 (the “Notes”). The Notes, when issued, will consist of $75 million of 4.04% Senior Notes due September 15, 2015, $100 million of 4.74% Senior Notes due September 15, 2017, and $75 million of 5.30% Senior Notes due September 15, 2020. Interest rates for the Notes were determined on April 14, 2010.
     The Notes will be sold to institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. The Notes will rank pari passu in right of repayment with the Company’s other senior unsecured indebtedness.
     Interest on the Notes will accrue from September 15, 2010, and the Company will pay interest semi-annually on March 15 and September 15 of each year, beginning March 15, 2011, until the Notes mature. The Company may prepay some or all of the Notes at any time or from time to time pursuant to the terms of the Purchase Agreement. The Company’s obligations under the Notes will be guaranteed by certain wholly-owned subsidiaries of the Company.
     The Purchase Agreement contains covenants that may have the effect of limiting the ability of the Company and its subsidiaries to, among other things, merge with other entities where the Company is not the surviving entity, enter into a transaction resulting in a change in control, create certain new liens, incur certain additional indebtedness or sell a substantial part of its assets. The Purchase Agreement also requires the Company to maintain certain financial ratios.
     Events of default under the Purchase Agreement include but are not limited to (i) a default in the payment of principal of the Notes or, following a period of 5 business days, of interest; (ii) a breach of the Company’s covenants or warranties under the Purchase Agreement or any subsidiary guarantor under the guaranty agreement; (iii) any payment default or acceleration of indebtedness of the Company or any subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $50 million; (iv) events of bankruptcy, insolvency or liquidation involving the Company or its material subsidiaries; (v) the occurrence of a final judgment in amount in excess of $50 million, net of insurance coverage, rendered against the Company, a subsidiary guarantor or any of the Company’s material subsidiaries; and (vi) the failure to maintain funding standards in ERISA based plans and certain other liabilities related to ERISA based plans that result in a material adverse effect on the Company.
     The Company intends to use the proceeds of the private placement to pay down amounts outstanding under the company’s existing revolving credit facility and for general corporate purposes, including acquisitions.
     The closing of the transactions contemplated by the Purchase Agreement and the issuance of the Notes, which are expected to take place on September 15, 2010, are subject to customary closing conditions.
     The descriptions set forth above are qualified in their entirety by the Purchase Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Note Purchase Agreement, dated May 12, 2010, by and among Teledyne Technologies Incorporated and the Purchasers identified therein.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Melanie S. Cibik
Melanie S. Cibik
Vice President, Associate General Counsel and Assistant Secretary

Dated May 13, 2010

EXHIBIT INDEX
Description

Exhibit 10.1	Note Purchase Agreement, dated May 12, 2010, by and among Teledyne Technologies Incorporated and the Purchasers identified therein.